U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Form 12b-25

                          NOTIFICATION OF LATE FILING

( )Form 10-K ( )Form 20-F ( )Form 11-K (X)Form 10-Q
( )Form N-SAR ( ) Form N-CSR

         For Period Ended:                                  March 31, 2012
( )  Transition Report on Form 10-K        SEC FILE NUMBER:
( )  Transition Report on Form 20-F                0-29832
( )  Transition Report on Form 11-K
( )  Transition Report on Form 10-Q
( )  Transition Report on Form N-SAR
For the Transition Period Ended: __________________
___________________________________________________________
Read Instruction (on back page) Before Preparing Form. Please Print or Type.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

___________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

___________________________________________________________
PART I - REGISTRANT INFORMATION
___________________________________________________________

     Full Name of Registrant:       AUSTRALIAN-CANADIAN OIL ROYALTIES LTD.
     Former Name if Applicable:
     Address of Principal Executive
     Office (Street and Number:        1301 Avenue M
     City, State & Zip Code:           Cisco, TX 76437


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___________________________________________________________
PART II -- RULES 12B-25 (B) AND (C)
___________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate). (X)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semiannual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form 10-D or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

___________________________________________________________
PART III - NARRATIVE
___________________________________________________________

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     Additional time is required to file the report on Form 10-Q for the period ended March 31, 2012, to prepare financial statements.

     The Form 10-Q will be filed as soon as practicable and within the 5 day extension period.


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___________________________________________________________
PART IV -- OTHER INFORMATION
___________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification:

                          Howard Siegel            254-442-2638

     (2) Have all other periodic reports required under section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                  ( X )  Yes       (   )  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                  (   )  Yes       ( X )  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    AUSTRALIAN-CANADIAN OIL ROYALTIES, LTD.

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 11, 2012                       By:      /s/ HOWARD SIEGEL
                                                   Howard Siegel
                                                   Director and Secretary

INSTRUCTIONS: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.